Exhibit 23.01

CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the inclusion in the current Registration Statement on Form S-1/A (No. 7) dated February 8, 2013 of Technology Applications International Corporation of our report dated April 11, 2012 relating to our audits of the consolidated financial statements of Technology Applications International Corporation and subsidiaries as of and for the years ended December 31, 2011 and 2010, and for the period from October 14, 2009 (inception) through December 31, 2011 which appears in the Annual Report on Form 10-K for the year ended December 31, 2011.

We also consent to the reference to our firm under the caption "Experts" in the Prospectus, which is part of this Registration Statement.

/s/ Lake & Associates, CPA’s LLC

Lake & Associates, CPA’s LLC

Schaumburg, Illinois

February 8, 2013